CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Performance Leveraged Upside Securities due 2024	$6,704,000	$731.41

July 2021

Pricing Supplement No. 1,927

Registration Statement Nos. 333-250103; 333-250103-01

Dated July 16, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has remained unchanged or depreciated in value, but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 85% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek exposure to a basket of three commodities and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level.  The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	July 16, 2021
Original issue date:	July 21, 2021 (3 business days after the pricing date)
Maturity date:	July 19, 2024
Aggregate principal amount:	$6,704,000
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	33.3333%	$71.81
	Copper spot price (“copper”)	LOCADY	33.3333%	$9,396.50
	London gold price (“gold”)	GOLDLNPM	33.3333%	$1,824.30
	* Bloomberg ticker symbols are being provided for reference purposes only. The initial basket commodity price was determined and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.
Payment at maturity:

For each Trigger PLUS that you hold:

▪

If the basket performance factor is greater than 100%:

$1,000 + leveraged upside payment

▪

If the basket performance factor is less than or equal to 100%, but the basket performance factor is greater than or equal to the trigger level:

$1,000

▪

If the basket performance factor is less than the trigger level:

$1,000 × basket performance factor

Under these circumstances, the payment at maturity will be less than $850 per Trigger PLUS and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	138%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] × weighting
Trigger level:	85%
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) × weighting
Valuation date:	In respect of each basket commodity, July 16, 2024, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	61773FEF6 / US61773FEF62
No listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$956.60 per Trigger PLUS. See “Investment Summary” on page 3.
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$1,000	$25(1)
		$5(2)	$970
Total	$6,704,000	$201,120	$6,502,880
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each Trigger PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” on page 21.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for PLUS dated November 16, 2020	Prospectus dated November 16, 2020

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Commodity price:

For any trading day:

WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

Copper: the official cash offer price per tonne of copper grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.

Gold: the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such date.

Relevant exchange:	WTI crude oil: NYMEX Division Copper: LME Gold: LBMA
Initial basket commodity price:	The commodity price for the applicable basket commodity on the pricing date, as set forth under “Basket—Initial basket commodity price” above.
Final basket commodity price:	The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
July 2021	Page 2

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 (the “Trigger PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket commodities that enhances returns for any positive performance of the basket

▪	To enhance returns and outperform the basket in a bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the basket as of the valuation date, but only if the basket performance factor is greater than or equal to the trigger level

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the basket performance factor is less than the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	138% (applicable only if the basket performance factor is greater than 100%)
Trigger level:	85%
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Basket weighting:	33.3333% for each basket commodity
Interest:	None

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date is $956.60.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

July 2021	Page 3

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlier’s actual positive performance.  In these Trigger PLUS, investors are exposed to the performance of a basket of three commodities.  In addition, in these Trigger PLUS, investors risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has remained unchanged or depreciated in value, but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 85% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Access	The Trigger PLUS offer exposure to an equally-weighted basket composed of WTI crude oil, copper and gold, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.
Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket for any positive performance of the basket. There is no limitation on the appreciation potential.
Trigger Feature	Even if the basket declines in value, at maturity, the Trigger PLUS redeem for the stated principal amount, but only if the basket performance factor is greater than or equal to the trigger level.
Upside Scenario	The basket increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 138% of the increase in the value of the basket.
Par Scenario	The basket declines in value, but the basket performance factor is greater than or equal to the trigger level. At maturity, the Trigger PLUS redeem for the stated principal amount.
Downside Scenario	The basket declines in value and the basket performance factor is less than the trigger level and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.
July 2021	Page 4

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	138%
Trigger level:	85%
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the basket performance factor is greater than 100%, investors would receive the $1,000 stated principal amount plus 138% of the appreciation of the basket over the term of the Trigger PLUS.

▪	For example, if the basket appreciates 10%, the investor would receive a 13.80% return, or $1,138 per Trigger PLUS.

▪	Par Scenario. If the basket performance factor is less than or equal to 100%, but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount per Trigger PLUS.

▪	Downside Scenario. If the basket performance factor is less than the trigger level, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

July 2021	Page 5

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Calculation of Payment at Maturity

Basket Percent Increase Example

Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 138% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	33.3333%	$70.00	$74.20	+6%
Copper	33.3333%	$9,300.00	$9,579.00	+3%
Gold	33.3333%	$1,700.00	$1,751.00	+3%

Basket Percent Increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  ×  33.3333%; plus

[(final copper price – initial copper price) / initial copper price]  ×  33.3333%; plus

[(final gold price – initial gold price) / initial gold price]  ×  33.3333%

So, using the final basket commodity prices above:

WTI crude oil =  [($74.20 - $70.00) / $70.00] × 33.3333%  =  2.00%; plus copper =  [($9,579 - $9,300.00) / $9,300.00] × 33.3333%  =  1.00%; plus gold =  [($1,751.00 – $1,700.00) / $1,700.00] × 33.3333%  =  1.00%

which equals

basket percentage increase   =   4.00%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   ×   4.00%   ×   138%   =   $55.20

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $55.20   =   $1,055.20

Par Example

If the basket performance factor is less than or equal to 100%, but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount.

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is less than the trigger level based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document.  The numbers appearing below may have been rounded for ease of analysis.

July 2021	Page 6

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	33.3333%	$70.00	$21.00	-70%
Copper	33.3333%	$9,300.00	$9,486.00	+2%
Gold	33.3333%	$1,700.00	$1,785.00	+5%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final WTI crude oil price / initial WTI crude oil price)  ×  33.3333%; plus

(final copper price / initial copper price)  ×  33.3333%; plus

(final gold price / initial gold price)  ×  33.3333%

So, using the final basket commodity prices above:

WTI crude oil =  ($21.00 / $70.00)  ×  33.3333%  =  10.00%; plus copper =  ($9,486.00 / $9,300.00)  ×  33.3333%  =  34.00%; plus gold =  ($1,785.00 / $1,700.00)  ×  33.3333%  =  35.00%

which equals

basket performance factor   =   79.00%

In the above example, the final basket commodity price of each of the basket commodities except for WTI crude oil is higher than its respective initial basket commodity price, but the final basket commodity price of WTI crude oil is lower than its initial basket commodity price.  Accordingly, although the final basket commodity prices of 66.6667% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other 33.3333% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value such that the basket performance factor is less than the trigger level in this example, the payment at maturity per Trigger PLUS will equal $1,000 times the basket performance factor; or

($1,000     ×     79.00%)     =      $790.00

The payment at maturity per Trigger PLUS will be $790.00, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

July 2021	Page 7

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

▪	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the basket performance factor is less than the trigger level of 85%, you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 15% less than the stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the decline in the basket value from its initial value. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. See “How the Trigger PLUS Work” on page 5 above.

▪	The market price of the Trigger PLUS may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

▪	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the Trigger PLUS is not linked to the commodity prices at any time other than the valuation date. The final basket commodity price for each basket commodity will be based on the commodity price for such basket commodity on the valuation date, subject to adjustment for non-trading days and certain market

July 2021	Page 8

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

disruption events.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date so that the basket performance factor is less than 85%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity prices prior to such drop.  Although the actual commodity price of one or more basket commodities on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket commodity for such basket commodity, the payment at maturity will be based solely on the commodity price of each basket commodity on the valuation date.

▪	Investing in the Trigger PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities. Investing in the Trigger PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities. By purchasing the Trigger PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Trigger PLUS, you are taking credit risk to us and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade

July 2021	Page 9

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

or sell the Trigger PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial basket commodity price and final basket commodity price of each basket commodity, the trigger level, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event. These potentially subjective determinations may affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS―Postponement of Valuation Date(s)”, “―Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for PLUS. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket commodities), including trading in the basket commodities, futures and options contracts on the basket commodities as well as other instruments related to such basket commodities. Some of our subsidiaries also trade in the basket commodities, futures contracts on the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that you do not suffer a significant loss on your initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership”

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

▪	Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline. Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪	Specific commodities’ prices are volatile and are affected by numerous factors specific to each market. Investments, such as the Trigger PLUS, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

WTI crude oil.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities.  Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract.  The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts).  As a result, for the first time in history, crude oil futures contracts traded below zero.  On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63.  If the underlying commodity reaches a near-zero, zero or negative price, the value of the Trigger PLUS will be adversely affected and you may lose a significant portion or all of your initial investment in the Trigger PLUS.  See “Basket Overview.”

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.  See “Basket Overview.”

Gold.  The price of gold to which the return on the Trigger PLUS is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Basket Overview.”

▪	Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the Trigger PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the Trigger PLUS.

▪	There are risks relating to the trading of metals on the London Metal Exchange. The official cash offer price of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪	There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, there are currently proposals to replace the current process for determining the commodity price for gold.  If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Trigger PLUS have returns based on the change in price of futures contracts on WTI crude oil, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The commodity prices that are used to determine the initial basket commodity price and the final basket commodity price for WTI crude oil and, therefore, the payment at maturity, if any, on the Trigger PLUS are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price, respectively, for WTI crude oil were determined with reference to the spot price.

▪	Legal and regulatory changes could adversely affect the return on and value of the Trigger PLUS. Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid.  Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits.  If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Overview

The basket is an equally-weighted basket composed of three commodities.

Basket commodity information as of July 16, 2021
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	$71.81	$40.75	$75.25 (on 7/13/2021)	$35.79 (on 10/30/2020)	33.3333%
Copper spot price (“copper”)	LOCADY	$9,396.50	$6,385.00	$10,724.50 (on 5/10/2021)	$6,342.50 (on 8/14/2020)	33.3333%
London gold price (“gold”)	GOLDLNPM	$1,824.30	$1,807.70	$2,067.15 (on 8/6/2020)	$1,683.95 (on 3/30/2021)	33.3333%

* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity price was determined and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2016 through July 16, 2021, assuming the basket commodities are weighted as set out above, and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the Trigger PLUS, nor does it attempt to show your expected return on an investment in the Trigger PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2016 through July 16, 2021

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The following graphs set forth the daily prices for each of the basket commodities for each quarter in the period from January 1, 2016 through July 16, 2021.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on July 16, 2021 were, in the case of WTI crude oil, $71.81, in the case of copper, $9,396.50 and in the case of gold, $1,824.30.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket performance factor will be greater than or equal to the trigger level so that you do not suffer a significant loss on your initial investment in the Trigger PLUS.

Daily Official Settlement Prices of WTI Crude Oil January 1, 2016 through July 16, 2021

WTI Crude Oil (in U.S. dollars per barrel)	High	Low	Period End
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter (through July 16, 2021)	75.25	71.65	71.81
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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  In April 2020, crude oil futures contracts traded below zero.  See “Risk Factors—Specific commodities’ prices are volatile and are affected by numerous factors specific to each market—WTI crude oil.”

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Daily Official Cash Offer Prices of Copper January 1, 2016 through July 16, 2021

Copper (in U.S. dollars per tonne)	High	Low	Period End
2016
First Quarter	5,103.00	4,310.50	4,855.50
Second Quarter	5,045.00	4,504.00	4,827.00
Third Quarter	4,956.00	4,573.00	4,832.00
Fourth Quarter	5,935.50	4,620.50	5,501.00
2017
First Quarter	6,145.00	5,500.50	5,849.00
Second Quarter	5,907.50	5,466.00	5,907.50
Third Quarter	6,904.00	5,780.00	6,485.00
Fourth Quarter	7,216.00	6,447.00	7,157.00
2018
First Quarter	7,202.50	6,500.00	6,685.00
Second Quarter	7,262.50	6,625.00	6,646.00
Third Quarter	6,595.00	5,823.00	6,180.00
Fourth Quarter	6,325.00	5,931.50	5,965.00
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter	10,724.50	8,768.00	9,385.00
Third Quarter (through July 16, 2021)	9,528.00	9,264.50	9,396.50
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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Daily Official London Gold Price January 1, 2016 through July 16, 2021

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2016
First Quarter	1,277.50	1,077.00	1,237.00
Second Quarter	1,324.55	1,212.10	1,320.75
Third Quarter	1,366.25	1,308.35	1,322.50
Fourth Quarter	1,313.30	1,125.70	1,145.90
2017
First Quarter	1,257.55	1,151.00	1,244.85
Second Quarter	1,293.50	1,220.40	1,242.25
Third Quarter	1,346.25	1,211.05	1,283.10
Fourth Quarter	1,303.30	1,240.90	1,291.00
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter	1,431.40	1,269.50	1,409.00
Third Quarter	1,546.10	1,388.65	1,485.30
Fourth Quarter	1,517.10	1,452.05	1,514.75
2020
First Quarter	1,683.65	1,474.25	1,608.95
Second Quarter	1,771.60	1,576.55	1,768.10
Third Quarter	2,067.15	1,771.05	1,886.90
Fourth Quarter	1,940.80	1,762.55	1,887.60
2021
First Quarter	1,943.20	1,683.95	1,691.05
Second Quarter	1,902.75	1,726.05	1,763.15
Third Quarter (through July 16, 2021)	1,824.30	1,781.50	1,824.30
July 2021	Page 19

Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the Trigger PLUS

Please read this information in conjunction with the final terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:	If, due to a market disruption event or otherwise, the date for determining the final basket commodity price of any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final date by which the final basket commodity price for all basket commodities has been determined.
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to a market disruption event with respect to any basket commodity on the scheduled valuation date or otherwise, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual date by which the final basket commodity price for each basket commodity has been determined.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS, if any, to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

Additional provisions:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪

A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪

Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Because the Trigger PLUS reference a basket of commodities that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Trigger PLUS to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the basket on the valuation date is below the trigger level and, accordingly, the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:

The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $25 for each Trigger PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Trigger PLUS.  The costs included in the original issue price of the Trigger PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

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Morgan Stanley Finance LLC
Trigger PLUS Based on the Performance of a Basket of Three Commodities due July 19, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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